Exhibit 99.2

Berkshire Hills Bancorp, Inc. and Brookline Bancorp, Inc.
announce a Merger of Equals to create a Premier Northeast
Banking Franchise

•	Combination increases scale with $24 billion in assets, 148 branch offices and a longstanding history of serving clients and communities

•	Highly compatible cultures, deep community ties and operating philosophies

•	0.42 Berkshire shares for each Brookline share; Berkshire’s dividend expected to be increased to have a neutral impact on Brookline shareholders

Boston, December 16, 2024 – Berkshire Hills Bancorp, Inc. (“Berkshire”) (NYSE: BHLB), the parent company of Berkshire Bank (“Berkshire Bank”), and Brookline Bancorp, Inc. (“Brookline”) (NASDAQ: BRKL), the parent company of Brookline Bank, Bank Rhode Island, and PCSB Bank (the “Banks”), today announced they have entered into a definitive agreement pursuant to which Brookline will merge with and into Berkshire in an all-stock transaction valued at approximately $1.1 billion, or $12.68 per share of Brookline common stock, based on the $30.20 closing price of Berkshire common stock on December 13, 2024.

In conjunction with the planned merger, Berkshire also announced that it has entered into subscription agreements with investors to raise capital to support the merger. In aggregate, $100 million of Berkshire common stock will be issued at $29.00 per share. The capital raise is expected to close on December 19, 2024. The proceeds of the capital raise are expected to support the pro forma bank’s balance sheet and regulatory capital ratios.

Nitin J. Mhatre, President and CEO of Berkshire, stated, “Today marks a transformational milestone in the history of two storied institutions with a strong commitment to serving their clients and communities. The combined organization will be in an even stronger position to deliver exceptional client experience and create greater value for shareholders.”

Paul A. Perrault, Chairman and Chief Executive Officer of Brookline, commented, “This transaction presents an opportunity to bring together two historic franchises in the Northeast market. By bringing together two complementary cultures and geographic footprints with shared values and client focus, we will be better positioned to serve our customers, employees, communities and shareholders.”

Berkshire Chairperson David Brunelle added, “This highly compelling combination is a true merger of equals that will create a preeminent northeast financial institution. Scale and efficiency combined with our shared culture of true community banking is a powerful driver of value for all of our stakeholders.”

Strategic Benefits of the Merger

Increased scale and capabilities: The creation of a $24 billion franchise uniquely positions the combined company to benefit from significant economies of scale and capitalize on meaningful growth opportunities through business diversification and improved competitive positioning. Together, the companies will have the scale to enhance investments in our clients, employees and markets, and increase lending capacity. Distinct, attractive, complementary geographic footprints across five states with limited overlap will deepen the bank’s reach contributing to a top 10 deposit market share in 14 of 19 pro forma MSAs.

Enhanced performance and operational strength: The management team of seasoned industry veterans from Brookline and Berkshire will help minimize integration risk and drive enhanced operational performance, strong risk management practices and create shareholder value. The business is targeted to deliver top tier peer operating and return metrics.

Shared values, client and community focus: The combined company will preserve and build on the strong cultures of both Berkshire and Brookline including core values centered on respect, teamwork, accountability and client focus. The bank will maintain its strong ties with its communities and will be better positioned to elevate its impact through its community banking business model.

Governance and Leadership

The combined company's Board of Directors will consist of eight directors from Berkshire and eight directors from Brookline. David Brunelle, Chairperson of Berkshire’s Board of Directors, will serve as Chairperson of the Board of the combined company and the combined bank.

Each of the executives below will serve in their capacities at the combined company and the combined bank at closing.

•	Paul A. Perrault, the current Chairman and Chief Executive Officer of Brookline, will serve as President and Chief Executive Officer.

•	Carl M. Carlson, the current Co-President and Chief Financial and Strategy Officer of Brookline, will serve as Chief Financial and Strategy Officer.

•	Jacqueline Courtwright, the current Chief Human Resources & Culture Officer of Berkshire, will serve as Chief Human Resources Officer.

•	Sean Gray, the current Chief Operating Officer of Berkshire and President of Berkshire Bank, will serve as Chief Operations Officer.

•	Michael McCurdy, the current Co-President and Chief Operating Officer of Brookline, will serve as Chief Banking Officer.

•	Mark Meiklejohn, the current Chief Credit Officer of Brookline, will serve as Chief Credit Officer.

•	Wm. Gordon Prescott, the current General Counsel & Corporate Secretary of Berkshire, will serve as General Counsel.

Combined Bank Structure

The combined bank will be divided into six regions. Each of those regions will be led by an experienced local leader who will be responsible for the overall business performance in their markets. Three will be from Berkshire and three will be from Brookline. This model will allow the combined company to achieve the efficiencies of operating one bank while maintaining a regional banking structure that enables local market leaders to make autonomous decisions with the support and balance sheet of a larger institution. The six Regional Presidents and their current role are:

•	Darryl Fess, who currently serves as the President and Chief Executive Officer of Brookline Bank.

•	Michael Goldrick, who currently serves as the President and Chief Executive Officer of PCSB Bank.

•	James Hickson, who currently serves as the Senior Managing Director – Middle Market and Regional President of Berkshire Bank.

•	Elizabeth Mineo, who currently serves as the Managing Director – Private Banking of Berkshire Bank.

•	James Morris, who currently serves as the Market President of New York and Managing Director – Commercial Real Estate of Berkshire Bank.

•	William Tsonos, who currently serves as the President and Chief Executive Officer of Bank Rhode Island.

Transaction Details

Under the terms of the definitive agreement, which was unanimously approved by the Boards of Directors of both companies, each outstanding share of Brookline common stock will be exchanged for the right to receive 0.42 shares of Berkshire common stock. As a result of the transaction and a $100 million common stock offering announced by Berkshire today to support the transaction, Berkshire shareholders will own approximately 51%, Brookline shareholders will own approximately 45%, and investors in new shares will own approximately 4% of the outstanding shares of the combined company.

Berkshire will be the legal acquirer of Brookline, while Brookline is expected to be treated as the accounting acquiror of Berkshire with the assets and liabilities of Berkshire being marked to market at closing.

In connection with the transaction, the existing four bank charters will be consolidated into one, Massachusetts state-chartered bank at closing. Brookline Bank will represent the consolidated bank charter.

Name, Branding, Headquarters and Markets

The combined company will trade on the New York Stock Exchange and will announce a new name and ticker symbol prior to closing. The combined bank will also operate under a new name to be announced prior to closing.

The executive headquarters for the combined company will be located at 131 Clarendon Street in Boston, MA, with operations centers located throughout the Northeast.

Timing and Approvals

The transaction is expected to close by the end of the second half of 2025, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approvals from Berkshire and Brookline shareholders.

For additional information about the proposed merger of Brookline with and into Berkshire, shareholders are encouraged to carefully read the definitive agreement that will be filed with the Securities and Exchange Commission ("SEC").

Advisors

Raymond James & Associates, Inc. acted as exclusive financial advisor to Berkshire and delivered a fairness opinion to the Board of Directors of Berkshire. Raymond James & Associates, Inc. also served as a placement agent on the private placement. Luse Gorman, PC served as legal counsel to Berkshire.

Hovde Group, LLC acted as exclusive financial advisor to Brookline in the transaction and delivered a fairness opinion to the Board of Directors of Brookline. Hovde Group, LLC also served as a placement agent on the private placement. Goodwin Procter LLP served as legal counsel to Brookline.

Kilpatrick Townsend & Stockton LLP served as legal counsel to both Raymond James & Associates, Inc. and Hovde Group, LLC on the private placement.

Joint Conference Call and Investor Presentation

Berkshire and Brookline will conduct a joint investor conference call and webcast to discuss the transaction at 11:00 a.m. eastern time on Monday, December 16, 2024. A presentation regarding the merger announcement will be filed with the SEC and made available at the SEC's website, www.sec.gov. Additional materials relating to the call may also be accessed at the companies’ websites at Ir.berkshirebank.com and www.brooklinebancorp.com. The call will be available live or in a recorded version on the companies’ websites. Information about connecting to the conference call is as follows:

Conference Call:	Monday, December 16, 2024, at 11:00 a.m. (Eastern)

Webcast (listen-only):	Register at: https://events.q4inc.com/attendee/133476091

Dial-in Number:	(800) 715-9871 (United States Toll Free); (646) 307-1963 (International)

Conference ID: 83386

Webcast Replay:	Ir.berkshirebank.com and www.brooklinebancorp.com

Telephone Replay:	(800) 770-2030 (United States Toll Free); (609) 800-9909 (International)

Passcode: 83386 (telephone replay is available for one week)

Investor presentation materials will be made available prior to the conference call at the companies’ websites.

Participants are requested to join the webcast or call a few minutes before the scheduled start of the call. Persons who are listen-only are requested to use the webcast link where practical.

Media inquiries or further information:

Berkshire Hills Bancorp, Inc.:

Media:
Gary R. Levante, Chief Communication & Sustainability Officer, 413-447-1737

Investor Relations:
Kevin Conn, Sr. Managing Director Investor Relations & Corporate Development, 617-610-2391

Brookline Bancorp, Inc.:

Media:
Karen Schwartzman, Polaris Public Relations, 617-710-1407

Investor Relations:
Carl M. Carlson, Chief Financial and Strategy Officer, 617-425-5331

About Berkshire

Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent company of Berkshire Bank, a relationship-driven, community-focused bank that delivers industry-leading financial expertise to clients in New England and New York. With $11.6 billion in assets and 83 branches, Berkshire is headquartered in Boston and provides a full suite of tailored banking solutions through its Commercial Banking, Retail Banking, Consumer Lending, Private Banking and Wealth Management divisions. For more than 175 years, the Bank has delivered strength, stability and trusted advice to empower the financial potential of its clients and communities. Newsweek named Berkshire one of America’s Most Trusted Companies and one of America’s Best Regional Banks. To learn more about Berkshire Hills Bancorp visit ir.berkshirebank.com.

About Brookline

Brookline Bancorp, Inc. is a multi-bank holding company for Brookline Bank, Bank Rhode Island, PCSB Bank and their subsidiaries. Headquartered in Boston, Massachusetts, the Company has $11.7 billion in assets and branches throughout Massachusetts, Rhode Island, and New York. As a commercially-focused financial institution, the Company, through its banks, offers a wide range of commercial, business and retail banking services, including a full complement of cash management products, on-line banking services, consumer and residential loans and investment services designed to meet the financial needs of small-to mid-sized businesses and retail customers. The Company also provides equipment financing through its Eastern Funding subsidiary.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Berkshire and Brookline.

Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "could," "may," "should," "will" or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Berkshire’s and Brookline's current expectations and assumptions regarding Berkshire's and Brookline's businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Any number of risks, uncertainties, or other factors could affect Berkshire's or Brookline's future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive agreement and plan of merger between Berkshire and Brookline; the outcome of any legal proceedings that may be instituted against Berkshire or Brookline; delays in completing the proposed transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) or shareholder approvals, or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all, including the ability of Berkshire and Brookline to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Berkshire and Brookline do business; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the possibility that revenues following the proposed transaction may be lower than expected; the impact of certain restrictions during the pendency of the proposed transaction on the parties' ability to pursue certain business opportunities and strategic transactions; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; the ability to complete the proposed transaction and integration of Berkshire and Brookline successfully; the dilution caused by Berkshire's issuance of additional shares of its capital stock in connection with the proposed transaction; and the potential impact of general economic, political or market factors on the companies or the proposed transaction and other factors that may affect future results of Berkshire or Brookline. The foregoing list of factors is not exhaustive. Except to the extent required by applicable law or regulation, each of Berkshire and Brookline disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Berkshire, Brookline and factors which could affect the forward-looking statements contained herein can be found in Berkshire's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and its other filings with the SEC, and in Brookline’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and its other filings with the SEC. SEC filings are available free of charge on the SEC's website at www.sec.gov. Annualized, pro forma, projected, and estimated numbers in this document are used for illustrative purposes only, are not forecasts and may not reflect actual results.

No Offer or Solicitation

This document is not a proxy statement or solicitation or a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Berkshire, Brookline or the combined company, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Additional Information About the Merger and Where to Find It

In connection with the proposed transaction, Berkshire intends to file a registration statement on Form S-4 with the SEC that will include a joint proxy statement of Brookline and Berkshire and a prospectus of Berkshire, which will be distributed to the shareholders of Brookline and Berkshire in connection with their votes on the merger of Brookline with and into Berkshire and the issuance of Berkshire common stock in the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain these documents, and any other documents Berkshire and Brookline have filed with the SEC, free of charge at the SEC's website, www.sec.gov, or by accessing Berkshire's website at www.ir.berkshirebank.com under the "Investor Relations" link and then under the heading "Documents," or by accessing Brookline's website at www.brooklinebancorp.com. In addition, documents filed with the SEC by Berkshire or Brookline will be available free of charge by (1) writing Berkshire at 60 State Street, Boston, MA 02109 Attention: Kevin A. Conn or (2) writing Brookline at 131 Clarendon Street, Boston, MA 02116, Attention: Carl M. Carlson.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Berkshire may be deemed to be participants in the solicitation of proxies from the shareholders of Berkshire and Brookline in connection with the proposed transaction. Information about Berkshire's directors and executive officers is included in the proxy statement for its 2024 annual meeting of Berkshire's shareholders, which was filed with the SEC on April 5, 2024.

The directors, executive officers and certain other members of management and employees of Brookline may also be deemed to be participants in the solicitation of proxies from shareholders of Brookline and Berkshire in connection with the proposed transaction. Information about the directors and executive officers of Brookline is included in the proxy statement for its 2023 annual meeting of Brookline shareholders, which was filed with the SEC on March 29, 2024.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described above.